Exhibit 10.1

July 13, 2024

Mosh Man, LLC

173 Spring Ridge Drive

Berkely Heights, NJ 07922

Attention: Benjamin Zucker

Re:	Modification of Note Purchase Agreement

Dear Sirs:

Reference is made to that certain (a) Note Purchase Agreement (as modified from time to time, the “Purchase Agreement”), dated as of March 1, 2024, between Digital Ally, Inc. (the “Company”), Kustom Entertainment, Inc. (“Kustom Entertainment” and, together with the Company, the “Borrowers”), and Mosh Man, LLC (the “Purchaser”), and (b) Senior Secured Promissory Note issued pursuant to the Purchase Agreement (the “Note”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, the following modifications to the Purchase Agreement and Note.

(1)	The Borrowers’ failure to prepay to the Purchaser, pursuant to Section 3.2(d)(iii) of the Purchase Agreement (the “Section 3.2(d) Failure”), an amount equal to 50% of the outstanding principal amount of the Note within five (5) Business Days of the Company’s receipt of approximately $2.9 million in proceeds from the sale of Capital Stock in a private placement transaction that closed on June 25, 2024 shall not constitute an Event of Default under the Purchase Agreement; provided, however, that if the Borrowers shall be in breach or default under this Letter Agreement or otherwise fail to satisfy their obligations hereunder, the Section 3.2(d) Failure shall automatically constitute an Event of Default under the Purchase Agreement.

(2)	The Borrowers’ failure to make payment to the Purchaser on July 1, 2024, pursuant to Section 3.3(a) of the Purchase Agreement (the “Section 3.3(a) Failure”), shall not constitute an Event of Default under the Purchase Agreement; provided, however, that if the Borrowers shall be in breach or default under this Letter Agreement or otherwise fail to satisfy their obligations hereunder, the Section 3.3(a) Failure shall automatically constitute an Event of Default under the Purchase Agreement

(3)	The Company shall make a cash payment to the Purchaser in the amount of $150,000.00 on or before July 26, 2024.

(4)	The principal amount of the Note shall be $1,725,000.00; provided, however, that if the Borrowers repay the Note in full on or before August 15, 2024, then the principal amount of the Note shall be reduced by $100,000.00.

(5)	The Company shall sell or enter into a firm commitment to sell the office building owned by the Company and located at 14001 Marshall Drive, Lenexa, Kansas 66215 (the “Company Office Building”) and pay to the Purchaser: (i) $325,000.00 if the Company sells or enters into a firm commitment to sell the Company Office Building on or before August 7, 2024; or (ii) $400,000.00 if the Company sells or enters into a firm commitment to sell the Company Office Building after August 7, 2024. The Company’s failure to sell or enter into a firm commitment to sell the Company Office Building prior to September 1, 2024 shall constitute an Event of Default under the Purchase Agreement.

(6)	The Company shall pay to the Purchaser $100,000.00 per month until the Note is repaid in full, with the first such payment occurring on August 12, 2024 and each subsequent payment occurring on the 12th calendar day of each month thereafter.

(7)	The Purchaser shall be a party to any and every flow of funds when there is an extraordinary receipt of capital by the Company, including the Country Stampede’s vendor remitting payment to the Company for its share of food, beverage and merchandise from the Country Stampede event and the proposed sale of the Company Office Building. For the avoidance of doubt, the Purchaser shall not be a party to any flow of funds in respect of receipt of ordinary revenue by the Company. The Company shall pay to the Purchaser a penalty payment of $200,000.00 within five (5) Business Days if the Company fails to make the Purchaser a party to any flow of funds in respect of an extraordinary receipt of capital by the Company.

The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, waive, amend or modify any other provision of the Purchase Agreement or the Note.

Nothing stated herein is intended as, nor should it be deemed to constitute, a waiver or relinquishment of any of Purchaser’s rights or remedies, whether legal or equitable, all of which are hereby expressly reserved.

All communications and notices hereunder shall be given as provided in the Note Purchase Agreement. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Nevada, (b) is for the exclusive benefit of the parties hereto and beneficiaries of the Purchase Agreement and Note and, together with the other Purchase Agreement and the Note, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Purchase Agreement and Note (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Purchase Agreement and the Note. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this Letter Agreement to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

KUSTOM ENTERTAINMENT, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

MOSH MAN, LLC

By:	/s/ Benjamin Zucker
Name:	Benjamin Zucker
Title:	Managing Member